Exhibit 10.1

Loan Agreement

This Loan Agreement (the “Agreement”) is made and entered into as of the 11th day of September 2019 (the “Effective Date”), by and between CryoLife, Inc., a Florida corporation (the “Lender”); and Endospan Ltd., an Israeli private limited liability company, registered number 514172931 (the “Borrower”).

Whereas,   the Borrower is engaged in the research, development, manufacture, marketing and sale of a product known as the Nexus™ Aortic Arch Stent Graft System (the “Product”), and requires funding to finance its efforts to obtain approval from the U.S. Food and Drug Administration (the “FDA”)  of the Product as a medical device indicated for the endovascular treatment of thoracic aortic diseases involving the aortic arch with proximal landing zone in ascending aorta and the Brachiocephalic artery or for other indications(“FDA Approval”);

Whereas,   concurrently herewith, a Securities Purchase Option Agreement is being entered into by and among the Lender, the Borrower and the Securityholders (the “SPA”), the Borrower has asked the Lender for a loan in the principal amount of up to USD fifteen million ($15,000,000) (the “Principal Amount”), to be used primarily for the purpose of obtaining FDA Approval and for working capital needs for purposes of commercializing the Product within the territory described in Exhibit B to the Distribution Agreement; and

Whereas,   subject to the Borrower and the securityholders thereof entering into the SPA, the Lender agrees to provide the Borrower the Loan, all subject to the terms and conditions in this Agreement.

Now, Therefore, the Lender and the Borrower (each a “Party” and collectively the “Parties”) hereby agree as follows:

1.    Interpretation

1.1.    The preamble and exhibits to this Agreement constitute an integral part hereof.

1.2.    Section headings and references to headings are intended solely for convenience purposes and are to be disregarded in construing this Agreement.

1.3.    Any capitalized terms otherwise not defined in this Agreement shall have the meaning ascribed thereto in the SPA.

1.4.    References to “Distribution Agreement” in this Agreement shall refer to that certain Distribution Agreement being entered into contemporaneously herewith between Borrower and JOTEC GmbH, which is an affiliate of Lender, and references to “Distributor” shall refer to JOTEC GmbH or its permitted assignee under the Distribution Agreement.

2.    The Loan

2.1.    The Lender shall provide the Principal Amount to the Borrower in three equal tranches of USD five million ($5,000,000) each (each, a “Tranche”) as follows (in each case subject to the conditions precedent set forth in Section 5):

2.1.1.      the first Tranche shall be provided by the Lender to the Borrower within the later of (i) 14 Business Days of the Effective Date; or (ii) such time as the conditions set forth in Section 5 below have been fulfilled;

2.1.2.      the second Tranche shall be provided by the Lender to the Borrower within 14 Business Days of the later of (i) receipt of a written notice sent by the Borrower to the Lender that the Product received IDE Approval together with a copy of such IDE Approval; or (ii) such time as the conditions set forth in Section 5 below have been fulfilled; and

2.1.3.      the third Tranche shall be provided by the Lender to the Borrower within the later of (i) 14 Business Days of receipt of a written notice sent by the Borrower to the Lender that the Borrower has achieved the Clinical Trial Threshold; or (ii) such time as the conditions set forth in Section 5 below have been fulfilled.

Notwithstanding the foregoing, if there is an event, development or circumstance occurring or in existence that has resulted in, or could reasonably be expected to have, a Company Material Adverse Effect, the Lender shall have an additional 30 days from receipt of written notice from the Company under 2.1.2 or 2.1.3 to determine whether the condition under Section 5.2.2 has been satisfied and may delay funding on any Tranche during such 30-day period.

For the purpose of this Agreement:

“IDE Approval” means approval by the FDA that the Product received Investigational Device Exemption.

“Clinical Trial Threshold” means the enrolment of at least 50% of the required number of patients in the primary arm, as set forth in the applicable clinical trial protocol, in the FDA approved clinical trial for the Product.

2.2.   The Lender shall make available to the Borrower each Tranche by way of wire transfer to the Borrower’s bank account as detailed in Exhibit A.

2.3.   In the event the Distribution Agreement is terminated pursuant to circumstances giving rise to the Termination Fee (as defined in the Distribution Agreement, the “Termination Fee”), the Principal Amount under this Agreement shall automatically be increased by an amount equal to the unpaid portion of the Termination Fee.

2.4.   Each Tranche shall bear simple interest at a rate equal to 5% per annum commencing on the date of receipt of the applicable Tranche and until the earlier of full repayment thereof or Cancellation (as defined below) thereof, in accordance with the terms hereof (the “Interest”). The Interest shall be computed on the basis of a 360-day year, comprised of twelve months counting 30 days each. For periods of indebtedness of less than one month the Interest shall be calculated pro rata to the actual number of days of the month then elapsed.

3.    Repayment & Cancellation

3.1.   The then-outstanding Principal Amount, any unpaid Interest thereon and all other obligations owing under the Loan Documents (collectively the “Loan Amount”) shall be due and repaid by the Borrower to the Lender on the first anniversary of the closing of the Acquisition (the “Maturity Date”); provided, however, that in  the event that (i) the Lender does not deliver to the Borrower an Exercise Notice during the Option Period, or (ii) the Acquisition can otherwise no longer be consummated under the terms of the SPA, then Borrower’s obligation to repay the Loan Amount shall be cancelled, deemed fully discharged, and the Borrower shall not have any further duties or obligations with respect to the repayment thereof to the Lender (the “Cancellation”); provided further, that the Cancellation shall not occur if there is an Event of Default then in existence; and provided,  further, in the event that the Principal Amount is increased pursuant to Section 2.3 to include the unpaid portion of the Termination Fee, the portion of the Principal Amount attributable to the unpaid Termination Fee shall be excluded from the portion of the Loan Amount cancelled in the Cancellation and instead shall be due and payable on the date determined pursuant to the Distribution Agreement. For the avoidance of doubt, upon Borrower’s payment of the Termination Fee or all portions thereof that are due pursuant to the Distribution Agreement and that have been added to the Principal Amount pursuant to Section 2.3 of this Agreement, such added amounts shall be deducted from the Principal Amount and shall no longer be recoverable from Borrower by Lender.

3.2.   The Borrower shall not be entitled to prepay, and except as required in 3.1 above or 8.1 below, be obligated to repay the Principal Amount (in whole or in part) at any time prior to the Maturity Date.

3.3.   Simultaneously with the closing of the Acquisition, the Borrower shall pay to the Lender any and all unpaid Interest accrued on the then outstanding Principal Amount.

3.4.   Any payments to be made by the Borrower to the Lender hereunder shall be paid by way of a wire transfer to the Lender’s bank account in US dollars.

3.5.   The Borrower shall pay any and all amounts due hereunder without setoff, deduction, counterclaim or defense of any kind.

4.    Security

In order to secure the observance and performance of all the Borrower’s obligations hereunder, the Borrower shall grant the Lender a fixed and floating charge and security interest over all of the Borrower’s right, title and interest in and to the Collateral (as defined in the Debenture) (the “Lender Security Interest”), provided however that, the Lender Security Interest shall rank junior to and shall be subordinate to only that certain security interest in favour of Japan Lifeline Co., Ltd (“JLL”) arising under that certain Loan Agreement by and between the Borrower and JLL, dated October 24, 2018, and the Loan Documents (as defined in the Loan Documents), including the Security Agreement by and between the Borrower and JLL dated October 24, 2018 securing up to $10 million in obligations (the “JLL Security Agreement” and the “JLL Security Interest” as applicable) (collectively, such loan documents are referred to as the “JLL Loan Documents”).  For the avoidance of doubt, Borrower agrees that (i) the Lender Security Interest shall rank junior to the JLL Security Interest and Borrower’s payment obligations to JLL solely with respect to a maximum principal amount of up $10,000,000.00 and only with respect to collateral subject to the JLL Security Interest (such limitations, the “Senior Cap”), and (ii) the Collateral shall exclude up to NIS 500,000 held by Borrower in a deposit account subject to that certain registered first ranking fixed charge and a first ranking floating charge, in favor of Mizrahi-Tefahot Bank Ltd. (the “Mizrahi-Tefahot Lien”).  As to all other Collateral (as defined in the Debenture), the Lender Security Interest shall be a first priority lien.

5.    Conditions Precedent

5.1.    The effectiveness of this Agreement shall be subject to the fulfilment of the following conditions:

5.1.1.     The Borrower shall have executed and delivered to the Lender the Debenture in the form attached hereto as Exhibit B (the “Debenture”).

5.1.2.     The Lender, Borrower, and JLL have executed a Subordination Agreement, substantially in the forms attached hereto as Exhibit C (the “Subordination Agreement”), which includes JLL’s written consent to the creation of the Lender Security Interest.

5.1.3.     The Borrower shall have delivered to the Lender, a copy of the executed filings and exhibits thereto to be submitted to the Israeli Companies Registrar, requesting the registration of the Lender Security Interest (the “Submission”).

5.2. The obligation of the Lender to provide any Tranche shall be subject to the fulfilment of the following conditions:

5.2.1.     At the time of and immediately after giving effect to the provision of such Tranche, no Default shall have occurred and be continuing.  As used in this Agreement, the term “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

5.2.2.     At the time of and immediately after giving effect to the provision of such Tranche, the Company has not caused an event, development or circumstance to occur or exist that has resulted in, or could reasonably be expected to have, a Company Material Adverse Effect.

5.2.3.     The representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of the provision of such Tranche, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of the provision of such Tranche, such representations and warranties shall continue to be true and correct as of such specified earlier date.  As used in this Agreement, the term “Loan Documents” means this Agreement, the Debenture, and all other instruments and documents heretofore or hereafter executed or delivered to or in favour of the Lender in connection herewith and the transactions contemplated by this Agreement.

5.2.4.     The provision of such Tranche would not conflict with, or cause the Lender to violate or exceed, any applicable governmental requirement, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the provision of such Tranche or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.2.5.     The receipt by the Lender of a budget, in form and substance satisfactory to the Lender, detailing the anticipated use of proceeds of such Tranche, which use of proceeds shall comply with Section 7.1.

5.2.6.     The receipt by the Lender of a borrowing request not less than ten (10) Business Days prior to the requested funding date executed by the chief executive officer of the Borrower unconditionally certifying as to the matters set forth in this Section 5.2.

5.2.7.     The Agreement has not been terminated.

6.    Representations and Warranties of the Borrower

The Borrower hereby represents and warrants to the Lender, that on the Effective Date, as follows:

6.1.   The Borrower is duly organized and in good standing under the laws of the State of Israel and has the power to own its properties and to carry on its business as now conducted and as proposed to be conducted.

6.2.   The execution and performance by the Borrower of this Agreement and the other Loan Documents (a) are within the Borrower’s power and authority, (b) have been duly authorized by all necessary corporate approvals and requirements of the Borrower, and (c) do not or will not, conflict with or breach or constitute default of any agreement, contract or other instrument to which the Borrower is party, or any law, regulation, order, judgment, writ, injunction, license or permit, applicable to the Borrower.

6.3.   The execution by the Borrower of this Agreement and the other Loan Documents will result in valid and legally binding obligations of the Borrower, enforceable against the Borrower in accordance with the terms and provisions hereof and thereof. No third party consents or authorizations are required on the part of the Borrower in connection with the consummation of the transactions contemplated by this Agreement or the other Loan Documents or its obligations hereunder or thereunder, save for the JLL Consent.

6.4.   The Collateral is free and clear from any restrictions, covenants, mortgages, pledges, liens, encumbrances, attachments, assignments, title retentions or other third party rights or security interests (an “Encumbrance”), other than the JLL Security Interest up to the Senior Cap.

6.5.   The Borrower does not have any debts or liabilities beyond its ability to pay as they become due, and the Borrower has not and is not contemplating filing for bankruptcy, liquidation, insolvency or for relief under the provisions of any applicable insolvency laws, nor is the Borrower in any situation that would reasonably cause it to file for bankruptcy, liquidation, insolvency or relief under any applicable insolvency laws. No liquidator or receiver has been appointed on behalf of, or for, the Borrower.

7.    Covenants

7.1.   The Borrower shall use the Principal Amount primarily for purpose of obtaining the FDA Approval and for working capital needs for purposes of commercializing the Nexus Product within the Territory described in Exhibit B to the Distribution Agreement.

7.2.   Prior to the full repayment of the Loan Amount or Cancellation (as applicable) and for as long as any amount is outstanding and owed by the Borrower to the Lender hereunder, the Borrower shall maintain sufficient insurance coverage and shall not, without the prior written consent of the Lender:

7.2.1.      Except as permitted under the Debenture, transfer, sell, assign, gift or grant a license with respect of, any of the Collateral; provided, however, that as long as no Event of Default has occurred, Borrower will be permitted to sell, lease, or grant non-exclusive licenses of such assets in the ordinary course of business of Borrower; or

7.2.2.      except for the JLL Security Interest, the lien on up to NIS 500,000 in the deposit account subject to the Mizrahi-Tefahot Lien, and as set forth in the Debenture, create, register, assume or permit to subsist any Encumbrance over the Collateral; or

7.2.3.      except for the repayment of the existing Loan from JLL, repay any loans or debts, other than in the ordinary course of business; or

7.2.4.      make or pay any distribution or dividend to its shareholders; or

7.2.5.      take any action prohibited under, or fail to take any action required under, Section 9.1 (“Preservation of Business”) or Section 9.2 (“Exclusivity”) of the SPA.

7.3.    The Borrower will furnish to the Lender:

7.3.1.    As soon as available, but in any event not later than one hundred and twenty (120) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and certified by an independent public accounting firm which is one of the “big four” Israeli accounting firms to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with Accepted Accounting Principles consistently applied.

7.3.2.    As soon as available, but in any event not later than forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its financial officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with Accepted Accounting Principles consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

7.3.3.    Concurrently with any delivery of financial statements under Section 7.3.1 or 7.3.2, a certificate of a financial officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) stating whether any change in Accepted Accounting Principles or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.3.1 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

7.3.4.    As soon as available, but not later than sixty (60) days after the end of each fiscal year of the Borrower, an annual operating plan for the Borrower and its consolidated subsidiaries, approved by the Board, for the then current fiscal year, which will include a statement of all of the material assumptions on which such plan is based, will include balance sheets and a budget in each case on a quarterly basis for the then current fiscal year and will integrate sales, gross profits, operating expenses, operating profit and cash flow projections (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance).

8.    Default

8.1.   The Loan Amount will automatically and immediately become due and payable by the Borrower to the Lender upon the occurrence of any of the following events (“Event of Default”):

8.1.1.      the failure by the Borrower to make any payment on the Loan Amount when due pursuant to the Loan Documents;

8.1.2.      any other material breach by the Borrower of any of its representations, obligations, covenants or undertakings under this Agreement, the Debenture, or the other Loan Documents or the JLL Loan Documents (but solely if such breach as resulted in the acceleration of obligations thereunder); provided however that if such breach is capable of remedy (as determined by Lender in its reasonable discretion), the Borrower shall have 45 days after the Lender’s written notice thereof to remedy such breach;

8.1.3.      any breach by the Borrower of the restrictions set forth in Article 85 of Borrower’s Restated Articles, which in the case of Article 85.4 of the Borrower’s Restated Articles must be a material breach; provided however that if such breach is under Article 85.4 of the Borrower’s Restated Articles, the Borrower shall have 45 days after the Lender’s written notice thereof to remedy such breach;

8.1.4.      (a) any liquidation or dissolution of the Borrower, (b) the execution by the Borrower of a general assignment for the benefit of creditors, (c) the voluntary filing by the Borrower of any petition in liquidation, insolvency or bankruptcy proceedings, (d) the filing against the Borrower of any petition in liquidation, insolvency or bankruptcy proceedings or for relief and the continuation of such petition without dismissal for a period of 30 days or more, I the temporary or permanent appointment of a receiver, trustee or liquidator which is not permanently removed or otherwise permanently dismissed within 30 days thereafter, to take possession of a substantial portion of the property or assets of the Borrower, (f) the levy of an Encumbrance or the institution of execution proceedings against all or a substantial part of all of the Borrower’s assets, (g) consummation of an initial public offering of the Borrower’s securities, or (h) the Company ceases to further develop the Nexus Product or pursue the FDA Approval; or

8.2.   The Borrower shall notify the Lender within 24 hours of any Event of Default.

8.3.   At any time after the occurrence and during the continuance of an Event of Default the Lender shall be entitled, but not obligated, to immediately enforce its remedies under the Debenture or any other Loan Document, in whole or in part (subject to the Subordination Agreement), and to use the proceeds obtained therefrom to repay the Loan Amount.

8.4.   The Borrower hereby, to the fullest extent permitted by law, irrevocably and absolutely waives any demand and/or claim against the Lender, relating to, arising out of or connected to the enforcement of the Lender’s remedies under the Debenture or any other Loan Document, to the extent such actions are in compliance with the terms of this Agreement, including in respect of the timing of such enforcement or realization.

8.5.   The Borrower shall promptly reimburse the Lender for all fees, expenses and other sums paid to attorneys and other consultants thereof, whose engagement is required to enforce the Lender’s rights under this Agreement, the Debenture or any other Loan Document.

9.    Miscellaneous

9.1.   This Agreement will inure to the benefit of and be binding on the respective successors and assigns of the Borrower. Notwithstanding the foregoing, neither Party may assign its rights or obligations under this Agreement, except that Lender shall be permitted to assign its rights and obligations under this Agreement pursuant to a written agreement delivered with prior notice to Borrower (i) to an Affiliate of Lender, (ii) to an acquirer of all or substantially all of Lender’s assets, or (iii) as a collateral assignment to the Financing Sources.

9.2.   Lenders’ rights and remedies under this Agreement and the other Loan Documents shall be cumulative and are not exclusive of any rights or remedies provided by law. Nothing in this Agreement shall be deemed to limit the Lender’s right to any remedies available under applicable laws or otherwise.

9.3.   This Agreement, taken together with the Debenture, the SPA and the Distribution Agreement, constitutes the full and entire agreement, and understandings between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings between the Parties concerning the subject matter hereof.

9.4.   If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be amended to the maximum extent required to render it valid, legal and enforceable (or deleted if no such amendment is feasible), and such amendment or deletion shall not affect the enforceability of the other provisions hereof.

9.5.   This Agreement may be executed in any number of counterparts, and by the different parties on separate counterparts, each of which, when so executed and delivered, will be deemed to be an original, but all the counterparts will together constitute one and the same instrument.

9.6.   The Agreement may not be amended or waived except by an instrument in writing signed by both Parties.

9.7.   Notice as required in this Agreement shall be delivered to the address provided in, and shall be effective as of the date specified in, Section 13.1 of the SPA, as such address may be changed from time to time pursuant to Section 13.1 of the SPA.

9.8.   This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, and the competent courts of Tel Aviv-Jaffa shall have exclusive jurisdiction over all matters relating to or arising from this Agreement.

In witness whereof, the parties hereto have executed this Agreement:

	Creditor:		Borrower:

	CryoLife, Inc.		Endospan Ltd.

By:	/s/ J. Patrick Mackin	By:	/s/ Kevin Mayberry
Name:	J. Patrick Mackin	Name:	Kevin Mayberry
Title:	Chairman, President and CEO	Title:	Chief Executive Officer

Exhibit A

Borrower Bank Information

[See Attached.]

[PERSONAL INFORMATION HAS BEEN REDACTED]

Exhibit B

Form of Debenture

[See Attached.]

Debenture

This Debenture (this “Debenture”) is made and executed on this the 11th day of September 2019, by and between CryoLife, Inc., a Florida corporation (the “Creditor”) and Endospan Ltd., an Israeli private limited liability company, registered number 514172931 (the “Borrower”).

WHEREAS,    The Borrower and Creditor entered into a certain Loan Agreement dated September 11, 2019, as may be amended and/or restated from time to time (the “Loan Agreement”); and

WHEREAS,    as a condition for extending a loan under the Loan Agreement, the Creditor requested a security interest to secure the Borrower’s obligations thereunder; and

WHEREAS,    the Borrower hereby agrees to pledge the Collateral (as defined below) by way of a first ranking fixed charge and a first ranking floating charge in favor of the Creditor, subordinate only to the security interest granted to Japan Lifeline Co., Ltd., a Japanese corporation (“JLL”), pursuant to that certain Subordination Agreement, dated of even date herewith (the “Subordination Agreement”) between JLL and Creditor, subject to the Senior Cap (as defined in the Loan Agreement), and only with respect to collateral subject to the JLL Security Interest.  As to all other collateral, the security interest granted to Creditor under this Debenture shall be a first priority lien.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.    Definitions

1.1.      The preamble and exhibits to this Agreement constitute an integral part hereof.

1.2.      Section headings and references to headings are intended solely for convenience purposes and are to be disregarded in construing this Agreement.

1.3.      All capitalized terms used in this Debenture (including in the preamble hereto) and not otherwise defined in this Debenture shall bear the meanings ascribed to such terms in the Loan Agreement.

1.4.      For the purpose of this Debenture, “Mizrahi-Tefahot Lien” shall mean a registered first ranking fixed charge and a first ranking floating charge,  in favor of Mizrahi-Tefahot Bank Ltd., with respect to the Borrower’s deposit account in the amount of NIS 500,000.

2.    The Pledge

2.1.      As continuing security to secure the obligations of the Borrower under and in connection with the Loan Agreement, including without limitation, the full and punctual payment of the then outstanding Principal Amount, any Interest and all other obligations owing to the Creditor under the Loan Documents (collectively, the “Secured Sums”), the Borrower hereby absolutely and unconditionally charges and pledges, by way of a first ranking fixed charge and a first ranking floating charge, all of its rights, title and interest in and to the Collateral in favor of the Creditor (the “Pledge”), subordinate only to the JLL Security Interest and only with respect to collateral subject to the JLL Security Interest.

“Collateral” means all of the tangible and intangible assets of the Company, whether now owned or hereafter acquired, whether now existing or hereafter created, developed or arising, and wherever located, including without limitation the Nexus Assets, Intellectual Property Rights, Accounts Receivable and Contracts (each as defined in the SPA), and all inventory, monies, receivables, proceeds, insurance proceeds, equipment, approvals, causes in action, claims and products, excluding up to NIS 500,000 in Borrower’s deposit account so long as such funds remain subject to the Mizrahi-Tafahot Lien.

3.    Declarations and Undertakings of the Borrower

            Without derogating from any representations and/or warranties of the Borrower under the Loan Agreement, the Borrower hereby represents, declares and undertakes as follows:

3.1.     The Collateral is exclusively owned by the Borrower, and save for the assets that are subject to the JLL Security Interest (subject to the Senior Cap) and the Mizrahi-Tefahot Lien (which is limited to Borrower’s deposit account in an amount not to exceed NIS 500,000), is free and clear of any Encumbrances (save for non-exclusive licenses in the ordinary course of business), and shall remain free and clear of any Encumbrances, until the earlier of repayment in full of the Secured Sums or the Cancellation.

3.2.     The Borrower shall not pledge or charge or permit any Encumbrances to subsist or be registered on the Collateral or any part thereof, in any manner whatsoever, whereby the rights thereunder shall rank prior to, pari passu with, or subordinated to the rights given to the Creditor under this Debenture, other than the JLL Security Interest (subject to the Senior Cap) and the Mizrahi-Tefahot Lien (which, for the avoidance of doubt, shall not exceed NIS 500,000).

3.3.     The Borrower shall defend the Creditor’s rights in the Pledge and Collateral against all claims actions and demands of all other persons at any time claiming any interest in the Collateral. The Borrower shall be responsible towards the Creditor, without any limitations and/or reservations, for any defects in the proprietary rights of the Borrower in the Collateral.

3.4.     This Debenture, and all of the Borrower’s obligations and undertakings pursuant to or in connection herewith, are lawful, valid, effective and binding on the Borrower and enforceable for all intents and purposes, and there is no impediment and/or encumbrance and/or limitation to the creation and/or to the enforcement of the Pledge.

3.5.     The Borrower shall sign and execute any document reasonably required by the Creditor in order to more fully evidence the Creditor’s rights hereunder and in respect of the Collateral, and to do or cause to be done all things necessary to perfect, protect and continue the Creditor’s security interest in the Pledge and maintain the Pledge granted in this Debenture as a valid, effective and duly perfected lien on the Collateral. Without derogating from the generality of the foregoing, the Borrower shall immediately following the Effective Date, and in no event later than 7 days thereafter, register the Pledge with the Israeli Companies Registrar.

3.6.     The Borrower shall, except in the ordinary course of the Borrower’s business, keep the Collateral (and the records pertaining thereto) at such locations as are acceptable to the Creditor. Upon Creditor’s request, but in no event more than once per each 6 months period, Borrower will deliver to the Creditor, in the form satisfactory to the Creditor, a schedule of real properties and locations relating to the Borrower’s operations, including without limitation all real property owned, leased or rented by the Borrower and all other properties where the Collateral and any records thereof are or may be located, including the names and addresses of the Borrower’s applicable bank or other accounts, safes and safe deposit boxes.

3.7.     The Borrower shall procure and maintain all reasonable risks insurances, and upon request of the Creditor, deliver to the Creditor the relevant policies or certificates of insurance in form satisfactory to the Creditor together with loss payee (in the case of property insurance)

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or additional insured (in the case of liability insurance) endorsements in favor of the Creditor, and shall not cancel such policies without at least thirty days’ prior written notice to the Creditor.

3.8.     The Borrower shall not, (i) except in the ordinary course of the Borrower’s business and consistent with past practices, directly or indirectly, sell, assign, gift, grant a license with respect of, or transfer in any manner whatsoever, (ii) except in the ordinary course of the Borrower’s business and consistent with past practices, undertake (whether orally or in writting) to sell, assign, gift, grant a license with respect of or transfer in any manner whatsoever, the Collateral, or (iii)  undertake (whether orally or in writting) to sell, assign, gift, grant a license with respect of or transfer in any manner whatsoever the rights of the Borrower under this Debenture or any part thereof, to any third party.

3.9.     The Borrower shall notify the Creditor immediately upon becoming aware of any imposition of any attachment, the issue of any execution proceedings or of any application for the appointment of a receiver or any other officer over or with respect to the Collateral or any part thereof. The Borrower shall further immediately notify the authority which levied such attachment or issued such execution proceedings or requested the application for the appointment of such receiver or officer, and the third party who initiated or applied for such action or any part thereof, of the Pledge, and to take, at its own expense, any and all the steps necessary for the discharge of such attachment, execution proceedings or appointment of receiver or officer, as the case may be.

3.10.    The Borrower shall promptly notify the Creditor in writing prior to any (1) change in Borrower’s name; (2) change in Borrower’s assumed business name(s); (3) change in the directors of the Borrower, Borrower’s Chief Executive Officer, or any officer of Borrower that leads Borrower’s research and development, quality, clinical, or sales functions; (4) change in the Borrower’s principal office address.

3.11.    The Borrower shall keep and maintain, and cause others to keep and maintain, the Collateral in good order and condition, except for reasonable wear and tear, at all times while this Debenture remains in effect.

3.12.    The Borrower hereby irrevocably appoints the Creditor as its power of attorney and authorises the Creditor to effect in good faith in the Borrower’s name, in its place and at its reasonable expense, any of the acts required by the Borrower in accordance with this Debenture, and the Borrower hereby irrevocably authorises the Creditor to execute any necessary document, obligation or instrument reasonably required by the Creditor for the purpose of implementing such actions, including without limtation making all filings with the Israeli Companies Registrar to perfect the Pledge and the Creditor’s security interest in the Collateral; provided however that the grant of such authorization shall not exempt the Borrower from fulfilling each and every one of its undertakings under this Debenture and shall not obligate the Creditor to utilize such authorization, in whole or in part.

4.    Independent Collateral

4.1.      The Pledge is independent of all pledges, collateral or securities which the Creditor may hereafter receive from or for the Borrower and shall not affect or be affected thereby, and shall serve as a continuing security, remaining in full force and effect until repayment or Cancellation in full of solely the Secured Sums.

4.2.      After the full payment or Cancellation of the Secured Sums, and within 7 days from the date the Borrower sent to the Creditor a written request to receive confirmation thereof, the Creditor shall confirm to the Borrower in writing that this Debenture is null and void.

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5.    Event of Default and Exercise of Pledge

5.1.      Subject to the Subordination Agreement, upon the occurrence of any Event of Defualt, or event which is or is likely to materially adversely affect the enforcement of the Pledge, the Creditor shall be entitled, without further notice (other than as required under the Loan Agreement), and in addition to all other applicable rights and remedies at law or in equity, to take any and all steps and actions as it sees fit to protect and/or exercise its rights under this Debenture and to collect the Secured Sums from the Borrower, and to realize the Collateral, and to use the proceeds thereof for the repayment of the Secured Sums, without being under the obligation to first realise other guaranties or take any further action, including pursuing any judicial proceedings, including:

5.1.1.   Creditor may require Borrower to deliver and transfer to the Creditor all or any portion of the Collateral and any and all certificates of title and other documents relating thereto. The Creditor shall have full power to enter upon the property of the Borrower to take possession of and remove the Collateral.

5.1.2.    The Creditor may appoint a receiver, trustee, manager or other officer on its behalf (the “Receiver”).  The Receiver shall be the agent of the Creditor and shall have all the powers of the Creditor hereunder or under law. The Creditor, either itself or through the Receiver, may collect and transfer the Collateral into the Creditor’s own name or that of the Creditor’s nominee and receive the payments, income, and revenues therefrom and hold the same as security for the Secured Sums or apply it to payment of the Secured Sums in such order of preference as the Creditor or Receiver may determine. The Creditor may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize the Collateral as the Creditor may determine. For these purposes, the Creditor may, on behalf of and in the name of the Borrower, receive, open and dispose of mail addressed to the Borrower; change any address to which mail and payments are to be sent; and endorse notes, checks, drafts, money orders, documents of title, instruments and items pertaining to payment of the Secured Sums. To facilitate collection, the Creditor may notify account debtors and obligors on any Collateral to make payments directly to the Creditor. The Creditor's right to the appointment of a Receiver shall exist whether or not the apparent value of the Collateral exceeds the Secured Sums by a substantial amount. Employment by Creditor shall not disqualify a person from serving as a Receiver.

5.1.3.   The Creditor (and/or Receiver) shall be authorized to accelerate all payments due under the Loan Agreement, and seize the Collateral, hold it and take any and all actions and exercise any and all rights derived from and/or associated therewith as if it were the owner thereof.

6.    Miscellaneous

6.1.      The Borrower shall bear (and hold harmless the Creditor in connection with) all reasonable expenses (including any reasonable fees of the lawyers of the Creditor) in connection with any claim filed by the Creditor (or on their behalf) for sums due on account of the Secured Sums.

6.2.      A waiver by the Creditor in favour of the Borrower in respect of a prior breach of, or non-compliance with, any one or more of its obligations towards the Creditor, whether such obligation be contained in this Debenture or the Loan Agreement or otherwise, shall not be construed as a justification or an agreement by the Creditor to allow another breach or for non-compliance; and the abstention by the Creditor from the exercise of any right granted to it under this Debenture or the Loan Agreement shall not be construed as a

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forbearance or waiver of such right. No waiver by the Creditor shall bind the Creditor unless made in writing.

6.3.      This Debenture will inure to the benefit of and be binding on the respective heirs, legal representatives, successors and permitted assigns of the Borrower. Notwithstanding the foregoing, neither Party may assign its rights or obligations under this Debenture except as permitted by the Loan Agreement.

6.4.      All issues related to notices with regard to this Debenture will be made in accordance with the Loan Agreement.

6.5.      This Debenture shall be governed by and construed in accordance with the laws of the State of Israel, and the competent courts of Tel Aviv-Jaffa shall have exclusive jurisdiction over all matters relating to or arising herefrom, provided however that to the extent that any of the Collateral is located in any jurisdiction outside the State of Israel, the Creditor shall be entitled to seek equitable or injunctive relief in any such jurisdiction.

6.6.      If any provision of this Debenture is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be amended to the maximum extent required to render it valid, legal and enforceable (or deleted if no such amendment is feasible), and such amendment or deletion shall not affect the enforceability of the other provisions hereof.

6.7.      This Debenture is intended to add and not to derogate from the provisions set forth in the Loan Agreement. If and to the extent a contradiction exists between the provisions set forth in the Loan Agreement and any of the provisions hereof, the provisions set forth in the Loan Agreement shall prevail, provided however that the foregoing shall apply only if a specific matter is expressly addressed both in this Debenture and in the Loan Agreement, and in the event that it is reasonably possible to construe the provisions as complementary rather than contradictory, the interpretation thereof as complementary shall prevail.

IN WITNESS WHEREOF the Borrower and Creditor have signed this Debenture the day and year first above written.

	Creditor:		Borrower:

	CryoLife, Inc.		Endospan Ltd.

By:		By:
Name:		Name:
Title:		Title:

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Exhibit C

Form of Subordination Agreement

[See Attached.]

SUBORDINATION AGREEMENT

This Subordination Agreement (this “Agreement”) is effective as of September 11, 2019, (the “Effective Date”) by and among Japan Lifeline Co., Ltd., a Japanese corporation (“JLL”), Endospan Ltd., a company organized under the laws of the State of Israel (“Borrower”), and CryoLife, Inc., a Florida corporation (the “Lender”). Each JLL, Borrower, and Lender is referred to as a “Party” and collectively as the “Parties”.

Recitals

A.    Borrower has obtained a certain loan from JLL in an aggregate amount of USD $10,000,000, which is secured by assets and property of Borrower, pursuant to that certain Loan Agreement by and between the Borrower and JLL, dated October 24, 2018, including the Security Agreement by and between the Borrower and JLL dated October 24, 2018 (together, the “JLL Agreement”);

B.    Borrower has asked Lender for a loan in the principal amount of up to USD $15,000,000 to be extended under that certain Loan Agreement between Borrower and the Lender, dated September 11, 2019 (the “Loan” and “Loan Agreement”, respectively), which principal amount (plus all other obligations of Borrower thereunder) are to be secured by assets and property of Borrower pursuant to that certain debenture, dated September 11, 2019 (the “Debenture”), between Borrower and Lender, in subordination to the security interest Borrower previously granted to JLL; and

C.    In order to facilitate the provision of the Loan from Lender to Borrower, (a) Lender is willing to subordinate: (i) all of Borrower’s indebtedness and obligations to Lender (including, without limitation, principal, premium (if any), interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations) (the “Subordinated Debt”) to all of Borrower’s indebtedness and obligations to JLL (collectively, the “Senior Debt”) including but not limited to, USD $10,000,000 plus interest and other obligations owing to JLL with respect to such principal and interest pursuant to the JLL Agreement (including any amendment to, extension or modification of the Senior Debt) and any arising debt to JLL in the future (the “JLL Cap”); and (ii) all of Lender’ security interests, if any, to all of JLL’s security interests in Borrower’s property up to the JLL Cap, and (b) JLL gives its consent to the creation, perfection and registration of subordinated security in favor of Lender.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.    The Lender subordinates to JLL any security interest or lien that Lender may have in any property of Borrower, if any, up to the JLL Cap. Notwithstanding the respective dates of attachment or perfection of the security interests of Lender and the security interests of JLL, all now existing and hereafter arising security interests of JLL in any property of Borrower and all proceeds thereof (the “Collateral”), including, without limitation, the “Collateral”, as defined in the Debenture and as referred to under the Loan Agreement, in each case up to the JLL Cap,  shall at all times be senior to the security interests of the Lender, if any. All Subordinated Debt is subordinated in right of payment to the Senior Debt.

2.    JLL hereby (a) acknowledges and consents to (i) Borrower granting to Lender a security interest in the Collateral to secure the Subordinated Debt, (ii) Lender filing any and all financing statements and other documents as deemed necessary by Lender in order to perfect

Lender’s security interest in the Collateral, and (iii) the entering into of the Loan Agreement and all documents in connection therewith by Borrower; (b) acknowledges and agrees that the Subordinated Debt, the entering into of the Loan Agreement and all documents in connection therewith by Borrower, and the security interest granted by Borrower to Lender in the Collateral shall be permitted under the provisions of the JLL Agreement (notwithstanding any provision of the JLL Agreement to the contrary), and (c) acknowledges that Borrower and Lender have agreed that Borrower will not modify or extend the Senior Debt or incur any other indebtedness from JLL without prior written notice to the Lender, whereas in each case, prior to any further indebtedness from JLL or Lender to Borrower, JLL and Lender shall decide the seniority of such further debts in written agreement. In addition, to the extent necessary to give effect to the limitations on the subordination to JLL’s security interest provided in this Agreement and avoid any conflict with the Security Agreement by and between the Borrower and JLL dated October 24, 2018, Borrower and JLL each agree that the JLL Agreement is hereby amended to provide that (i) the Loan and Debenture constitute “Permitted Indebtedness” and the security interest granted pursuant to the Debenture constitutes a “Permitted Lien” under the JLL Agreement, as applicable, and (ii) JLL’s prior right of payment is limited to the JLL Cap and JLL’s first priority security interest under the JLL Agreement is limited to the JLL Cap and the collateral subject to the JLL Agreement.

3.    The Lender hereby acknowledges, agrees and covenants that (a) Lender shall not contest, challenge or dispute the validity, attachment, perfection, priority or enforceability of JLL’s security interest in the Collateral, or the validity, priority or enforceability of the Senior Debt up to the JLL Cap, but only with respect to Collateral subject to the security interest granted to JLL pursuant to the Senior Debt, and (b) Lender will not demand or receive from Borrower or from any other person all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Lender exercise any remedy with respect to any property of Borrower, including the Collateral nor will Lender accelerate the Subordinated Debt, or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower with respect to the Subordinated Debt.

4.    Nothing in the foregoing paragraph shall prohibit or restrict (i) the conversion or deemed conversion of all or any part of the Subordinated Debt into equity securities of Borrower (which conversion shall not require any notice to or consent of JLL), and (ii) any payment by Borrower to Lender other than with respect to the Subordinated Debt.  Furthermore, notwithstanding the foregoing paragraph, the Lender: (i) may file a proof of claim or statement of interest with respect to the Subordinated Debt in any insolvency or liquidation proceeding commenced by or against the Borrower; (ii) shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any party objecting to or otherwise seeking the disallowance of the claims of the Lender, in each case not otherwise in contravention of the terms of this Agreement; (iii) may take any action and exercise any rights and remedies available to unsecured creditors except as prohibited by this Agreement; (iv) may vote on any plan of reorganization that is not inconsistent with the terms of this Agreement; (v) may make a cash bid on all or any portion of the assets of the Borrower in any foreclosure proceeding or action, not otherwise in contravention of the terms of this Agreement; (vi) may enforce the terms of any subordination agreement with respect to any indebtedness subordinated to the Subordinated Debt not in contravention of the terms of this Agreement; (vii) may take any action to the extent necessary to prevent the running of any applicable statute of limitation or similar restriction on claims, or to assert a compulsory cross-claim or counterclaim against the Borrower and (viii) may take any action to seek and obtain specific performance or injunctive relief to compel the Borrower to comply with (or not violate or breach) an obligation

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under the Loan Documents (as defined in the Loan Agreement), so long as it is not accompanied by a claim for monetary damages or collection action.

5.    This Agreement shall bind and inure to the benefit of any successors of JLL and/or the Lender. Notwithstanding the foregoing, neither party may assign its rights or obligations under this Agreement without a prior written consent of the other party.

6.    This Agreement shall remain effective until the Senior Debt has been fully repaid, unless terminated earlier by mutual consent of both JLL and Lender.

7.    Each party hereof hereby agrees to execute such documents and/or take such further action as JLL may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement, including, without limitation, ratifications and confirmations of this Agreement from time to time hereafter, as and when requested by JLL.

8.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.  All disputes arising out of or in connection with this Agreement, shall be finally settled by arbitration in New York, New York, U.S.A, except in connection with disputes that involve equitable or injunctive relieve, and nothing herein shall prevent any party from seeking injunctive relief through a court of law.  For any action, suit, or proceeding of any kind which arises out of or by reason of this Agreement and is not subject to arbitration pursuant to the prior sentence, Lender and JLL submit to the exclusive jurisdiction of the competent courts located in the State of New York, U.S.A, however all parties exclusively waive any and all the rights to trial by jury. Any arbitration shall be held in accordance with the Rules of Arbitration of the International Center for Dispute Resolution (ICDR) and shall be conducted in the English language. The arbitrator’s decision shall be final and binding on the parties and judgement upon the arbitrator’s decision may be entered and enforced in any court of competent jurisdiction.

9.    This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments.

10.    In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement (which may be executed in three counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument) as of the Effective Date.

“JLL”

JAPAN LIFELINE CO., LTD.

By: ____________________________________

Name: _________________________________

Title: __________________________________

“Borrower”

ENDOSPAN LIMITED

By: ____________________________________

Name: _________________________________

Title: __________________________________

“Lender”

CRYOLIFE, INC.

By:_________________________________________

Name:______________________________________

Title:________________________________________